Exhibit 10.18

*** Indicates omitted material that is the subject of a confidential treatment request filed separately with the Commission.

SALES AGREEMENT

This Agreement made and entered into this 1st day of January, 2006 (the “Effective Date”) by and between Mannatech™ Incorporated (“BUYER”) with its principle place of business at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019 and Larex, Inc. (“SELLER”) with its principle place of business located at 4099 White Bear Parkway, Suite 102, White Bear Lake, MN 55110 hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, BUYER develops and sells proprietary nutritional supplements and topical products through a network marketing system throughout the United States, Canada, Australia, New Zealand, Korea, Taiwan, Germany, Denmark, Belgium, the United Kingdom and Japan by distributors referred to as Independent Associates (“Associates”);

WHEREAS, SELLER is engaged in the development, manufacture and sale of products and possesses particular technology and know-how which it is applying to develop products intended for human use;

WHEREAS, SELLER desires to sell the Products (as defined below) exclusively to BUYER (even as to SELLER) within the Territory (as defined below) and during the Term (as defined below), and BUYER desires to be the exclusive BUYER (even as to SELLER) of the Products within the Territory and during the Term; and

WHEREAS, SELLER has represented that it presently has the ability to manufacture and deliver all of the Product that BUYER needs in accordance with the Specifications provided by BUYER.

NOW THEREFORE, promises considered, and in consideration of the covenants, releases, and obligations of the Parties herein, the Parties agree as follows:

1.	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1	“Product” or “Products” means Manna 2000 and any other dietary supplement or food other similar product preparation or containing larch arabinogalactans in which the arabinogalactan is combined with two or more of the following ingredients:

Naturally-derived gums and resins, including gum tragacanth and gum ghatti;

Aloe Vera, including any extracts, derivatives or fractions thereof;

Any type of algal derived extracts, and

Any form of glucosamine.

The Product shall be intended as a dietary ingredient or food ingredient and/or dietary supplement or food (in capsule, powder, tablet or liquid form, as the case may be) intended for sale to the ultimate consumer in the Territory (as defined herein) in which Mannatech conducts business.

1.2	“Price” means those prices on Exhibit “A” – “Product Pricing and Minimum Orders”.

1.3	“Territory” means global.

1.4	“Secondary Term” shall refer to a 365 day period commencing on, and on each anniversary of the Effective Date

1.5	“Vendors” shall refer to third party manufacturers who may from time to time be designated by BUYER to make purchases of the Product on BUYER’S behalf. SELLER agrees that all purchases by Vendors pursuant to this Sales Agreement shall be credited on a monthly basis against any requirements by BUYER as set forth in this Sales Agreement.

2.	Term.

2.1	Primary Term. Unless terminated by either Party this Agreement shall be effective for a period of five (5) years (the “Initial Term”) commencing on the Effective date of this Agreement. Within sixty (60) days of the termination date of the Initial Term, either party may provide notice to the other than it does not intend to extend the Agreement into the Secondary Term. If such sixty (60) day notice does not occur, this Agreement may automatically extend for successive twelve (12) month terms (the “Secondary Term”). In the event the Agreement extends to any Secondary Term or successive terms thereafter, either party may terminate the Agreement, upon sixty (60) days notice prior to the end of the then Secondary Term. Either Party may terminate this Agreement in the event that regulatory requirements, including but not limited to quality assurance, good manufacturing practices and legality for sale are not met regarding product and manufacturing, such determination at its sole discretion.

2.2	At least thirty (30) days prior to the end of the Term, BUYER and SELLER mutually agree in writing on the price of the Product to be sold by SELLER and purchased by BUYER hereunder during such additional one-year period. At least sixty (60) days prior to the end of the Term, SELLER and BUYER shall commence good faith negotiations to determine and agree upon such price for such additional one-year period. If BUYER and SELLER are unable to so agree on such price, the Agreement shall terminate effective at the end of the then-current Term. Nothing contained in this Paragraph shall be deemed to (i.) obligate BUYER and SELLER to agree upon such price, (ii.) obligate a party to negotiate with the other party regarding such price is such other part is then in breach of or in default under this Agreement or (iii.) limit the rights of BUYER and SELLER under Paragraph 13 hereof.

2.3	At the termination of this Agreement (or any renewal or extension thereof), BUYER shall have the right and ability to make products, particularly using its proprietary information and formulae.

3.	Products.

3.1	Product Exclusivity. BUYER shall have an exclusive right to purchase Products as defined in paragraph 1.1 hereof.

3.2	Validation of Claims. SELLER shall provide to BUYER all required scientific data to substantiate product claims (if any). SELLER and BUYER shall further ensure all aspects as contemplated hereunder comport with regulatory guidelines in place by the Food and Drug Administration (“FDA”) and/or other country-specific regulatory agency during the term of this Agreement.

3.3	Specifications.

3.3.1	The Products specification shall include, among other things, those product specifications as provided by BUYER to SELLER, from time to time (the “Specifications”). Such Specifications to be provided to BUYER by SELLER and may be amended by BUYER and SELLER by mutual written consent, from time-to-time, subject to variance within ranges of contents and other factors Exhibit “C” – “Current Specifications”.

3.3.2	SELLER shall also provide formulation documentation for those countries outside of the United States in which BUYER conducts business and sells the Product. Such documentation shall include, but is not necessarily limited to raw material specifications, certificates of analysis, manufacturing processing (e.g. to determine whether specific raw materials are allowable), amounts of ingredients (e.g. to determine whether the ingredient in the formulation is within upper and lower limits allowable in the specified country.

3.4	Packaging. SELLER shall package the products in packaging that is approved by BUYER. Exhibit “D” - Current Packaging Specifications.

4.	Quality Control.

4.1	SELLER shall bear all responsibility for product and quality control for all Products.

4.2	SELLER warrants and represents that it has established procedures for the manufacture and supply of the Products. SELLER agrees that all Products manufactured, packaged, labeled, supplied and delivered to BUYER (or its designee), will be manufactured in a professional, clean, safe and sanitary manner, in accordance with good manufacturing practices and the specifications established by BUYER and SELLER from time-to-time.

4.3	BUYER has the right to inspect and test all Product as contemplated herein, to the extent practicable, at all places and times, including the period of manufacture, and in any event prior to acceptance thereof. BUYER shall perform inspections and tests for quality assurance in a manner that will not unduly delay the production of the Product. BUYER may require repair, reformulation or replacement of nonconforming Product, those constituting, without limitation of the foregoing, unacceptable formulation(s), scientific validation, safety, efficacy, shelf life and nonconformity with FDA regulations. BUYER reserves the right to run adequate tests to determine whether the Product conforms to the specifications as contemplated hereby. Use of a portion of the Product shall not constitute acceptance thereof.

4.4	All books and records maintained by SELLER with respect to the Product shall be available at all reasonable times for inspection and verification by BUYER or any of its designated agents or representatives. BUYER reserves the right, at any time, to examine SELLER’s books and records related to the Product at BUYER’s expense, and SELLER shall cooperate with any person making such examination on behalf of BUYER.

5.	Orders & Payment.

5.1	The purchase price(s) for the Products are set forth on Exhibit “A”.

5.1.1	The purchase price(s) include wrapping and packing labor.

5.1.2	Purchase Price(s) do not include any foreign, federal, state or local sales, value added, use or other taxes, all of which shall be borne by BUYER.

5.2	Orders. BUYER shall provide purchase orders for all production a minimum of thirty (30) days in advance of the requested delivery date. The purchase orders shall designate the desired quantities, delivery dates and destinations. SELLER shall allow for up to three (3) shipping destinations per purchase order. Additional destinations may be accommodated for a shipping preparation fee to be negotiated between BUYER and SELLER.

5.3	Payment. SELLER shall submit invoices to BUYER for the balance due on the Products when quantities of the Products are available for shipment to BUYER. SELLER’s invoices are due on receipt of goods (net 45) and must be paid in USD.

6.	Delivery, Shipment. & Rejected Product

6.1	Delivery dates and quantities of the Products shall be as set forth on Purchase Order(s) – of sufficient quantity for SELLER’s batch processing, as acknowledged and approved by SELLER. All quantities of the Products purchased by BUYER hereunder shall be shipped FOB SELLER’s manufacturing plant located at White Bear Lake, MN (the “Point of Delivery”). SELLER’s sole responsibility shall be to deliver the ordered Products to the commercial carrier at the Point of Delivery.

6.2	BUYER shall be responsible for all costs of transportation, shipping, freight, insurance, import and export fees, and taxes for the quantities of the Products beyond the Point of Delivery. Title to, and risk of loss associated with, the shipments shall pass to BUYER when SELLER delivers the shipments to the commercial carrier at the Point of Delivery.

6.3	Upon written notice to SELLER, BUYER may cancel any order, in whole or in part, that SELLER has previously accepted but not yet shipped to BUYER.

6.4	Rejected Product

6.4.1	In the event Product is rejected (“Rejected Product”) because of information, formulations or materials supplied by BUYER and SELLER has manufactured, tested, stored and handled all materials and products in a manner consistent with current good manufacturing practices and good laboratory practices and has complied with all applicable laws and regulations, applicable written procedures and the requirements of this agreement, BUYER shall bear 100% of all costs directly related to an invoice for Rejected Product, including cost of Rejected Product’s destruction, which shall be conducted by SELLER in accordance with all applicable laws and regulations.

6.4.2	In the event Rejected Product is due to the failure of SELLER to manufacture, test, store or handle all material and products in a manner consistent with good manufacturing practices and good laboratory practices and to comply with all applicable laws and regulations, applicable written procedures and the requirements of this Agreement, except for which any minor departures from specifications or nonconformities not impairing the safety or efficacy of products to which BUYER may reasonably waive objection, SELLER shall bear 100% of the manufacturing fees, costs of materials supplied by SELLER, and costs of destruction.

6.4.3	In the event the Product does not meet the Specifications and Warranties, and such failure is not due to either (i.) information, formulations or materials supplied by BUYER, or (ii) SELLER’s failure to follow written procedures or to manufacture, test, store and handle all materials and products in a manner consistent with good manufacturing practices and good laboratory practices, or (iii) in the event that SELLER AND BUYER are both partially to blame, BUYER shall bear all material and destruction costs of Rejected Product and SELLER shall bear all manufacturing fees of Rejected Product. Destruction of Rejected Product shall be in conformance with all applicable laws and regulations, and SELLER shall indemnify BUYER for any liability, costs or expense, including attorney’s fees and court costs relating to a failure to dispose of such Rejected product in accordance with applicable laws and regulations.

6.4.4	BUYER shall pay for any Product that is rendered obsolete as a result of formula, artwork or packaging changes requested by BUYER or as required by any regulatory authority governing those Products.

7.	Exclusivity.

7.1	SELLER shall not directly or indirectly develop, manufacture or market an “equivalent or derivative product” of the Product for any other multi-level marketing company and/or direct selling company. For the purpose of this Agreement, “equivalent or derivative product” means any product formulated by SELLER which substantially replicates the Product. The foregoing notwithstanding, nothing in this Agreement is deemed to preclude SELLER from developing, manufacturing or marketing any other type of product.

7.2	The Parties agree that as an inducement for BUYER to enter this Agreement and pay the funds hereunder, it shall have worldwide marketing rights to the Products as BUYER expands into other countries, whether through the expansion within the normal course of marketing through its Associates or through a Personal Consumption Program, whatever the case may be.

7.3	The Parties agree that as an inducement for SELLER to enter this Agreement and offer Exclusivity of Product, BUYER shall submit Purchase Orders and take delivery of minimum amounts per month as outlined in Exhibit “A”. If BUYER fails to purchase the minimum volume of Products required under this Section at any time during the term of the agreement, then the agreement becomes non-exclusive, allowing SELLER to provide Product to other customers at SELLERS sole discretion. The minimum volume commitment for additional terms of this Agreement will be agreed upon within 90 days after the end of the prior term. If both parties are unable to agree on the minimum volumes for the Secondary Term then the agreement becomes non-exclusive.

8.	Trademarks and Tradenames.

8.1	The Parties recognize that the name and/or respective marks of the other are valuable and that all goodwill associated with use of such names and marks shall inure to the benefit of the other. BUYER shall have the right to terminate this Agreement immediately in the event that SELLER acts in a manner which would negatively impact the reputation of BUYER and/or of its name or marks (“BUYER Marks”) and/or would infringe or dilute the value of BUYER’s marks or which is not in compliance with applicable law in the United States or any other country in which BUYER conducts business as the case may be.

8.2	BUYER shall be the sole owner and shall have perpetual use and control of all Promotional Materials produced for BUYER bearing its trade name and/or BUYER Marks related to the Product. BUYER shall be free to dispose of and treat in any way all Promotional Materials under this Agreement, including but not limited to selling, advertising, distributing, and permitting their use in other mediums, whether for profit or otherwise. SELLER has no right or license to use any of the trademarks or tradenames owned by, licensed to or associated with the BUYER Marks during the term of this Agreement without prior approval and express permission from BUYER, such approval and permission is within the sole discretion of BUYER and may be withheld at any time.

8.3	The Parties agree that any idea, technology, know-how, process, patent, formula, product, composition, publication, tape, iteration, use, information, or other intellectual property (“Intellectual Property”) which shall come to SELLER and/or be researched and developed related to the Product shall be the sole and exclusive property of BUYER, and any compensation therefore shall be embraced within the compensation stated in paragraph 4 herein. SELLER specially represents and warrants that any of the Intellectual Property that is researched and developed for BUYER is of independent and novel origin, and does not rely in any aspect on other technologies and ideas that SELLER has, in the past, conceived, researched and/or developed for Manufacturer or others. Further SELLER hereby represents and warrants as follows:

8.3.1	that none of the Intellectual Property of which SELLER conceives, researches or develops, and ultimately conveys to BUYER shall violate or infringe any patent, copyright, right of privacy, nor constitute the misuse of misappropriation of any trade secret or confidential information which is the subject of an agreement or legal requirement involving a third-party;

8.3.2	that SELLER shall take reasonable steps to identify and secure any approvals or permissions required in connection with the production, manufacture, use or exploitation of the Intellectual Property to the effect that the same have been or will have been obtained prior to any transfer of the Intellectual Property to BUYER (or if not reasonably obtainable, identified to BUYER in writing), and that to the extent the same are secured, such shall remain in full force and effect with respect to such Intellectual Property during the period of ownership by BUYER.

8.3.3	SELLER agrees to execute any document, accurately prepared by counsel of BUYER, which shall serve to preserve the rights to the Intellectual Property of BUYER, including patent applications and related documents, and transfers and evidences of ownership of such rights in BUYER. The obligation to acknowledge ownership of the Intellectual Property in BUYER and to participate in the execution of documents to obtain, evidence and secure rights pertaining to the same, shall survive this agreement, and shall bind SELLER and its successors, and if applicable, assigns. Accordingly, SELLER affirm that any rights which might vest in it with regard to any Intellectual Property which shall come to SELLER and/or be researched and developed during the term of this Agreement for BUYER, including without limitation the rights to manufacture, reproduce, use, publish, distribute, market, sell, license or otherwise exploit, shall be transferred, at various times, at the request of BUYER, to it, as its sole property, with no rights, except to the right of compensation, set forth herein, remaining within your ownership.

9.	Confidential Information.

The Parties recognize and acknowledge that their respective tradenames(s), trademarks, copyrights, marketing plans, identity and related information regarding Associates, product formulations and other proprietary product information contemplated hereby and any information of either relating to the management/operations of the other or designated by the other as confidential and/or proprietary (as to each, “Confidential Information”) is the sole property and trade secret of the party to whom it belongs. Each party agrees that the Confidential Information of the other shall not be used, sold, disclosed or assigned by such party for any purpose, except to the extent necessary to the performance of this Agreement. Upon termination of this Agreement, each party agrees to return to the other party all written materials, software, customer/member/representative lists and other information that contain Confidential Information of such other party and further agrees not to use such Confidential Information. In the event of breach or threatened breach of this Section by either Party, the non-breaching party will be entitled to an injunction restraining the other party from disclosing, in whole or in part, any Confidential Information to any person, firm, corporation, association or other entity to whom the non-breaching party’s Confidential Information, in whole or in part, has been disclosed or threatened to be disclosed. Nothing contained herein will be construed as limiting the non-breaching party from, or prohibiting the non-breaching party from, pursuing any other remedies available to it for such breach, or threatened breach, including recovery of damages from the breaching party. This section shall survive the termination of this Agreement.

10.	Indemnification by BUYER and SELLER.

10.1	SELLER hereby agrees to indemnify and save BUYER and hold BUYER harmless in respect of all causes of action, liabilities, costs, charges and expenses, loss and damage (including consequential loss) suffered or incurred by BUYER or any end consumer of the Product (including legal fees) arising from any willful or grossly negligent act or omission of SELLER or its employees, servants and agents and arising from contravention by SELLER of any of its employees, servants, and agents of any of the terms and conditions imposed on SELLER pursuant to this Agreement. This section will not be construed to limit or exclude any other claims or remedies that BUYER may assert under this Agreement or by law.

10.2	SELLER hereby agrees to indemnify and save BUYER and hold BUYER harmless in respect of all causes of action, liabilities, costs, charges and expenses, loss and damage (including consequential loss) suffered or incurred by BUYER (including legal fees) arising from the infringement of other marks and affects of using marks and contents without prior review as required herein.

10.3	BUYER will indemnify and hold SELLER harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from third-party claims made or suits brought against SELLER which are related to BUYER’s Associates’ claims, distribution and promotion.

11.	Representations and Warranties.

The following representations and warranties are made by SELLER and are true and correct and shall remain true and correct during the term of this Agreement and have been made to induce BUYER to enter into this Agreement.

11.1	Production. SELLER warrants that the Products conform to the specifications and to be free from contaminants. If BUYER is asked to provide a warranty as to shelf-life, such warranty shall only be made upon successful testing as to shelf life and shall in any event not exceed a twelve (12) month period.

11.2	Products. SELLER warrants that all Products manufactured, held for sale, sold and shipped pursuant to this Agreement shall be manufactured and shipped by SELLER in compliance with applicable FDA regulations and current Good Manufacturing Practices as that term is defined under the Federal Food, Drug and Cosmetic Act.

11.3	Organization. SELLER is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation as to the United States and as to the region in which it does business and has full power and authority to carry on its business as now being conducted.

11.4	Authorization and Agreement. The execution, delivery and performance of this Agreement by SELLER have been authorized by all necessary corporate action on its part. The consummation of the transactions contemplated by this Agreement will not result in the breach of, or constitute a default under, any indenture, mortgage, note, agreement or other financing agreement to which SELLER is a party or to which it or its properties or rights are subject and will not be in violation of the rights of any other party.

11.5	No Consent. No consent of any party and no consent, license, approval or authorization of, or exemption by, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, validity or enforceability of this Agreement with respect to SELLER and the consummation of the transactions contemplated hereby.

11.6	Insurance. Exhibit “B” – “Insurance” attached hereto provides a complete list and brief description (specifying the insurer, the policy number or covering note number with respect to binders, and describing each pending claim thereunder) of all policies or binders of product liability insurance held by or on behalf of each of SELLER or in which it is listed as a co-insured or loss payee respecting the Product or any constituent component of any such Product. Such policies and binder shall be and shall continue in full force and effect, unless BUYER shall be notified as to their cancellation at least thirty (30) days prior to the same. SELLER shall cause BUYER to be listed as loss payee or co-insured on each such policy set forth on Exhibit “B” upon the development of the Product, and to continue on such policy in such capacity during the term of this Agreement.

11.7	Validity and Enforceability. This Agreement is valid and enforceable against SELLER in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally. The execution, delivery and performance of this Agreement by SELLER does not violate any law or rule or regulation or give rise to a cause of action in favor of any person which will result in any liability to any of the Parties.

11.8	No Breach. Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i.) violate any provision of the Articles of Incorporation or By-Laws of SELLER (ii.) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate or constitute a default (by way of substitution, novation or otherwise) under the terms of any mortgage, lease, bond, indenture, agreement, franchise or other instrument or obligation to which SELLER is a party or by which it may be bound or by which any of the property or assets of SELLER may be bound or materially affected, (iii.) result in the creation of any lien, charge or encumbrance upon the assets or properties of SELLER as it relates to its business or the pending business of BUYER, (iv.) violate any judgment, order, injunction, decree or award of any court, arbitrator, administrative agency or governmental body against, or binding upon SELLER or upon the property, assets or business of SELLER or (v.) constitute a violation by SELLER of any law or regulation of any jurisdiction as such law or regulation relates to it or to the property or business of SELLER.

11.9	Compliance with Laws. The business and operations of SELLER and any of its other affiliates and subsidiaries, if any, have not been, and are not, conducted in violation of any applicable judgment, order, injunction, award, tariff or decree. SELLER has not received notice of, nor does SELLER have any knowledge of or any reasonable grounds to know after due inquiry that the business and its operations have not been and are not, conducted in violation of any Federal, state or local law, ordinance, regulations, or any other requirement of any governmental body, court or arbitrator applicable to SELLER or pursuant to which they conduct their business and operations. SELLER has all permits, licenses, orders, authorizations or approvals of any Federal, state, local or foreign governmental or regulatory body to carry on its business in the places and in the manner now and heretofore conducted, and all such licenses, authorizations and permits are in full force and effect. SELLER has neither received notice of nor have any knowledge of or any reasonable grounds to know after due inquiry that the business and operations of SELLER have not and are not, conducted in material violation of any such licenses, authorizations and permits, and no proceeding is pending or threatened to revoke or limit any such license, authorizations or permits.

11.10	Suppliers and Customers. The relationships of SELLER with its suppliers and customers are generally good. No material customer or supplier has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate its relationship with SELLER or has actually notified that it will decrease its services or supplies to SELLER.

12.	Disclaimer of Warranties

SELLER AND BUYER MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THE PRODUCT, LABELING OR PACKAGING. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. THE BUYER AND SELLER AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL DAMAGES.

13.	Termination.

13.1	Termination by SELLER. SELLER will have just cause to terminate this Agreement immediately upon written notice to BUYER or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below:

13.1.1	Breach. BUYER or any of its employees (i) breaches any obligation under the terms of this Agreement or (ii) breaches any other obligation under this Agreement and fails to cure the breach within 90 days after SELLER demands its cure in writing.

13.1.2	Normal Business. BUYER ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

13.2	Termination by BUYER. BUYER will have just cause to terminate this Agreement immediately upon written notice to SELLER or to refuse to renew this Agreement, without judicial or administrative notice or resolution, upon the occurrence of any termination event specified below or elsewhere in this Agreement:

13.2.1	Breach. SELLER or any of its employees breaches any obligation under this Agreement and fails to cure the breach to BUYER’s satisfaction within ninety (90) days after BUYER demands its cure in writing.

13.2.2	Normal Business. SELLER ceases to conduct business in the normal course, becomes insolvent, enters into suspension of payments, moratorium, reorganization or bankruptcy, makes a general assignment for the benefit of creditors, admits in writing its inability to pay debts as they mature, suffers or permits the appointment of a receiver for its business or assets, or avails itself of or becomes subject to any other judicial or administrative proceeding that relates to insolvency or protection of creditors’ rights.

13.2.3	Increase in SELLER Price. The SELLER Price of the Products increases for more than five percent (5%) within one Contract Year.

13.2.4	Failure to Meet Quality Control Standards. The Products fail to meet the Quality Control Standards provided by BUYER to SELLER in the form of product specifications, as set forth in Schedule A or as BUYER may provide to SELLER from time to time.

13.2.5	Fair Trade Practices. The SELLER shall at all times comply with international fair trade practices. BUYER shall have the right to terminate this Agreement upon seven (7) days prior written notice to SELLER or his or her legal representative in the event that SELLER, its officers, executives, partners, directors, principals, employees, attorneys or agents, does any of the following: engages in illegal, immoral, or criminal conduct resulting in a criminal indictment with a substantial likelihood of conviction; misrepresents or conceals anything in its background that could be detrimental to the value of BUYER’s goodwill, name, reputation or stock; engages in conduct contrary to the best interests of BUYER; engages in conduct that offends the sensitivities of a significant portion of the population, including, without limitations, use of child labor, acts contrary to international standards for the treatment of employees or the environment, abrogates the rights of employees to congregate and the like; or engages in conduct that could bring BUYER into public disrepute.

14.	Consequences of Termination.

14.1	Termination Obligations. Without waiving any rights or remedies a party may have hereunder, upon the expiration or termination of this Agreement, all rights granted to either party hereunder will immediately cease, and the Parties will (i) promptly comply with the termination obligations specified below and (ii) otherwise cooperate with the other party to terminate relations in an orderly manner.

14.2	Payments. BUYER shall pay SELLER all due and outstanding amounts. There shall be no liquidated, consequential or incidental damages or payments due of any kind.

15.	Notice.

Any notice or other communications between the Parties hereto shall be sufficiently given if sent by Federal Express or by telecopy, if to BUYER addressed to it at 600 South Royal Lane, Suite 200 Coppell, Texas 75019 ATTN: General Counsel, or if to SELLER addressed to it at 4099 White Bear Parkway, Suite 102, White Bear Lake, MN 55110 or to other such addresses hereafter designated in writing by one party to the other. Such notice or other communications shall, if sent by telecopy, be deemed to be given upon receipt of the confirmation of its proper transmission and if outside the hours of 9:00 a.m. to 5:00 p.m. on any business day in the jurisdiction of the addressee, shall be deemed to be given at 9:00 a.m. on the next business day. Notices sent by Federal Express shall be deemed to be received (3) days after the date of forwarding the same. For the purposes of this Agreement, “business day” shall refer to a day in which trading banks are open for business.

16.	Attorney’s Fees.

In the event any party hereto shall institute an action, including arbitration pursuant to Section 20 of this Agreement, to enforce any rights hereunder, the prevailing party in such action shall be entitled, in addition to any other relief granted, to reasonable attorneys’ fees and costs.

17.	Severability.

Any portion of this Agreement which may be prohibited or unenforceable in any applicable jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, but shall not invalidate the remaining portions of such provisions or the other provisions hereof or affect any such provisions or portion thereof in any other jurisdiction.

18.	Modification.

This Agreement and the Exhibits attached hereto may be revised from time to time and may be modified by mutual written agreement of the Parties.

19.	Waivers.

Any failure by any of the Parties to comply with any of the obligations, agreements or conditions set forth in this Agreement may be waived by the other party, but any such waiver will not be deemed a waiver of any other obligations, agreement or conditions contained herein.

20.	Arbitration.
Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Commercial Arbitration of the American Arbitration Association (“AAA”); provided, however, that in the event of any such controversy or claim, (i) neither party will initiate arbitration within the first thirty (30) days after the aggrieved party first notifies the other party of the controversy or claim and (ii) during such thirty (30) day period, the chief executive officers of both parties convene at least once in Dallas, Texas, to endeavor in good faith to amicably resolve the controversy or claim.

To initiate arbitration, either party will file the appropriate notice at the appropriate Regional Office of the AAA. The arbitration proceeding will take place during a period not exceeding three (3) days. The arbitration panel will consist of three (3) arbitrators, one arbitrator appointed by each party and a third neutral arbitrator appointed by the AAA. Any communication between a party and any arbitrator will be directed to the AAA for transmittal to the arbitrator.

The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing LIBOR rate. Judgment upon the arbitral award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitral award will be charged against the party that resists its enforcement.

21.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same document.

22.	Compliance.

Each party will comply with all laws relating to the performance of this Agreement including federal and state laws, rules and regulations and represents and warrants that execution of this Agreement and performance of its obligations under this Agreement does not and will not breach any other agreement to which it is or will be a party, including but not limited to any agreements with its customers.

23.	No Agency.

Neither party shall purport or shall be deemed an agent, employee, partner, or joint venture with the other party.

24.	Governing Law.

The Parties hereto agree that this Agreement shall be enforced and governed by the laws of the State of Texas without regard to the conflicts of law principals. Each party consents to personal jurisdiction in Dallas County, Texas, for any action to enforce arbitration including any further rules provided for emergency or extraordinary relief, as to this Agreement.

25.	Authority.

The Parties represent that they have full capacity and authority to grant all rights and assume all obligations they have granted and assumed under this Agreement.

26.	Assignment.

This Agreement and the rights hereunder may not be assigned by any party (except by operation of law) without prior written consent of the other party, but, subject to the foregoing limitation, this Agreement shall be binding and inure to the benefit of the respective successors, assigns, and legal representatives of the Parties.

27.	Force Majeure.

Neither party shall be liable for any failure, inability or delay to perform hereunder, if such failure, inability or delay is due to war, strike or other labor stoppage or slowdown, flood, fire, explosion or accident, transportation stoppage, materials shortage, government law, order or regulation or energy allocation or shortage; provided, however that BUYER shall under no circumstances be relieved of the obligation to pay amounts then due to SELLER. If delay or failure caused by such force majeure condition shall continue for more than ninety (90) days, either party shall have the right, at its sole discretion, to terminate this Agreement, by giving notice to the other of its election to terminate. For the purposes of this Agreement, the term “force majeure” shall mean any event beyond the control of the parties, including, without limitation, fire, flood, riots, strikes, epidemics, war (declared or undeclared and including the continuation, expansion or new outbreak of any war or conflict now in effect), terrorist acts, export controls, embargoes, changes in government and governmental actions or decrees.

28.	Captions.

The headings of the sections in this Agreement are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place constriction upon any of the provisions of this Agreement.

29.	Incorporation of Recitals. The recitals of this Agreement shall be construed and interpreted as comprising an essential portion of this Agreement.

30.	Non-competition. During the term of this Agreement, neither SELLER, nor any of its sub-distributors, sales representatives, their agents, assigns, executives or anyone in privity therewith, shall serve as manufacturer, distributor, marketing or sales representative in connection with any product that is directly or indirectly competitive with the product or products that BUYER is distributing, promoting, or selling on behalf of BUYER without first obtaining BUYER’s written consent.

31.	Publicity of Agreement. This Agreement is confidential. Neither party shall engage in any type of publicity in any way connected with this Agreement without the other party’s prior written approval, which approval shall not be unreasonably withheld. However, approval to disclose is hereby given by both Parties to the extent required for compliance with any governmental rule, regulation or other requirement. In the event of any disclosure, the publishing party shall furnish a copy of such disclosure to the other party.

32.	Entire Agreement.

This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understanding of the Parties, and there are no representations, warranties, or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein. No supplement, modification, amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

Mannatech™ Incorporated (BUYER)

By:	/s/ Terry Persinger
Terry Persinger
Its:	Chief Operating Officer

Larex, Inc. (SELLER)

By:	/s/ Robert (Bo) M. Nickoloff
Its:	President and CEO

Exhibit “A” –

Product Pricing and Ordering

Price per KG (***)

Year 1-5 of the Term: 3,000 Kg. minimum order per month

Secondary Term: The minimum volume commitment will be agreed upon within 90 days after the end of the prior term. If both parties are unable to agree on the minimum volumes for the Secondary Term then the agreement becomes non-exclusive.

Exhibit “B” – Insurance

Exhibit “C” – Manna 2000 Specifications

Chemical Name: Arabinogalactan

Botanical Source: Larch Tree

Characteristics

***

Specifications

***

Exhibit “D” – Manna 2000 Packaging

Manna 2000 packaging specification

Date: 10/26/2005

Product Info

Name	Manna 2000

Packaging Info

Package Type	Multiwall bag
Package Size	21 x 5 x 44
Closure	Heat seal
Fill Weight	25 kg
Product Labels	One per bag, center of bag face
Lot Number Stencil	~ 1” font on bottom of bag, visible when on pallet
Number the Bags	Hand write ~ 1” number, lower right corner
Pallet Size	40 x 48 GMA
Pallet Configuration	3 bags per row, 5 rows high + 1 (16 bags total)
Protection	Cardboard tray, top and bottom.
Protection	ect 51 cardboard sleeves
Protection	Stretch wrap
Pallet Labels	One on each side of pallet, between layers of stretch wrap
Do Not Top Load Labels	YES